EXHIBIT 10.25

                   U.S. PAGING SERVICES, INC.
                    6140-C Northbelt Parkway
                     Norcross, Georgia 30071

July 2, 1996

OfficeMax, Inc.
3605 Warrensville Center Road
Shaker Heights, Ohio 44122-5203

Gentlemen:

     This will confirm our understanding with respect to the OfficeMax, Inc. ("OfficeMax") marketing program of pagers and pager products using the services of U.S. Paging Services, Inc.
("USPS") on a mutually non-exclusive basis.

     OfficeMax intends to use USPS as its non-exclusive pager activation service for the purpose of providing access to paging services for its customers who purchase pagers in its selected retail stores.

     OfficeMax has agreed to purchase the pagers directly from GTE according to the price list attached hereto as Exhibit A and GTE has agreed to be responsible for the payment of the shipping costs which it incurs in shipping pagers directly to OfficeMax's customers.

     USPS will maintain a toll-free 800 number to permit
OfficeMax customers to order pager service activation and to make inquiries regarding the operation of the pagers and service rates.

     USPS shall pay OfficeMax an advertising co-op amount of $2.00 for each sale and activation of a pager provided that the subscriber (1) prepays for the service in the amount of $25.00 at the time of activation of the pager or within ten days thereafter and (2) maintains active and current service for 90 consecutive days. USPS shall pay OfficeMax a commission of $.50 per month for each month in which the subscriber maintains active and continuous service under either a Standard Numeric or Alpha Numeric rate plan for the first twenty-four (24) months and $.25 per month thereafter. USPS shall pay OfficeMax a commission of $.25 per month for each month in which the subscriber maintains active and continuous service under the FamilyLink program. Additional MDF to be provided by USPS on as needed basis to promote the paging category.


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     All commissions will be paid on the 20th day of the month
following the month in which the 90 day period ends. USPS will furnish a month-to-day and year-to-date report on the 15th day of each month which will set forth activation dates and payment terms for subscribers activated during the period covered.

     It is understood that USPS shall not be required to offer competitive paging products sold by OfficeMax or process pager activations for carriers that are not under contract to USPS in any USPS kiosk installed and operated by USPS or its affiliates in any OfficeMax retail location.

     It is our understanding that these are the terms under which the OfficeMax pager sales program will proceed on a mutually non-exclusive basis.

     We look forward to working with you in achieving a successful program.

Very truly yours,

U.S. PAGING SERVICES, INC.
By: /s/ Eric Arnold
     Eric Arnold, General Manager

Approved:
OFFICEMAX, INC.
By: /s/ David Thompson